Exhibit 4.3

SALE PARTICIPATION AGREEMENT

KKR PRA Investors L.P.

9 West 57th Street, 42nd Floor

New York, NY 10019

September 23, 2013

To:  The Person whose name is
set forth on the signature page hereof

Dear Sir or Madam:

You have entered into a Management Stockholder’s Agreement, dated as of the date hereof, between Pinnacle Holdco Parent, Inc. a Delaware corporation (the “Company”), and you (the “Stockholder’s Agreement”) relating to the roll over of options you currently hold to purchase/subscribe for common stock of PRA Holdings, Inc. or RPS Parent Holding Corp., as applicable.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stockholder’s Agreement.  KKR PRA Investors L.P., a Delaware limited partnership (“Investor Holdings”), which is the parent entity of the Company, hereby agrees with you as follows pursuant to the terms of this Sale Participation Agreement (this “Agreement”), effective as of the Effective Date:

1.              (a) In the event that at any time on or after the Effective Date, Investor Holdings or any of its Affiliates proposes to sell directly for cash or any other consideration any Common Stock owned by Investor Holdings or any such Affiliate, in any transaction other than (x) a Public Offering or (y) a sale, directly or indirectly, to an Affiliate of Investor Holdings, then, unless Investor Holdings is entitled to and does exercise the drag-along rights pursuant to Section 8 below and the Drag Transaction is consummated, Investor Holdings will notify you or your applicable Management Stockholder Entities, as the case may be, in writing (a “Notice”) of such proposed sale (a “Proposed Sale”) specifying the principal terms and conditions of the Proposed Sale, including (i) the number of shares of Common Stock to be included in the Proposed Sale, (ii) the percentage of the outstanding Common Stock at the time the Notice is given that is represented by the number of shares of Common Stock to be included in the Proposed Sale, (iii) the price per share of Common Stock subject to the Proposed Sale, including a description of any pricing formulae and of any non-cash consideration sufficiently detailed to permit valuation thereof, (iv) the Tag Along Sale Percentage (as defined below), (v) the name and address of the Person or Persons to whom the offered Common Stock is proposed to be sold, and (vi) if known, the date of the Proposed Sale.

(b)         If, within ten (10) Business Days after the delivery of Notice under Section 1(a) (the “Exercise Period”), Investor Holdings receives from a Management Stockholder Entity a written request (a “Request”) to include an amount of Common Stock held by such Person in the Proposed Sale (which Request shall be irrevocable except (i) as set forth in paragraphs (c) and (d) of this Section 1 below or (ii) if otherwise mutually agreed to in writing by the

Management Stockholder Entity and Investor Holdings), then the Common Stock held by the Management Stockholder Entities, including shares of Common Stock which the Management Stockholder Entities are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale (not in any event to exceed the Tag Along Sale Percentage multiplied by the aggregate number of shares of Common Stock held by the Management Stockholder Entities plus all shares of Common Stock which the Management Stockholder Entities are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale) will be so included as provided herein; provided that only one Request, which shall be executed by the Management Stockholder Entities, as applicable, may be delivered with respect to any Proposed Sale.  Promptly after the execution of the sale agreement entered into in connection with the Proposed Sale (the “Sale Agreement”), Investor Holdings will furnish the Management Stockholder Entities with a copy of such Sale Agreement, if any.  For purposes of this Agreement, the “Tag Along Sale Percentage” shall mean the fraction, expressed as a percentage, determined by dividing the number of Common Stock to be purchased from Investor Holdings and any of its Affiliates in the Proposed Sale by the total number of Common Stock owned directly or indirectly by Investor Holdings and all of its Affiliates.

(c)          Notwithstanding anything to the contrary contained in this Agreement, if any of the economic terms of the Proposed Sale change in a manner that is materially less favorable to the selling Management Stockholder Entities than those described in the Notice, including without limitation if the per share price will be less than the per share price disclosed in the Notice, Investor Holdings will provide written notice thereof to each Management Stockholder Entity who has made a Request and each such Person will then be given an opportunity to withdraw the offer contained in such holder’s Request (by providing prompt (and in any event within five (5) Business Days or, if the proposed closing with respect to the Proposed Sale is to occur within five (5) Business Days or less, no later than three (3) Business Days prior to such closing) written notice of such withdrawal to Investor Holdings), whereupon such withdrawing Person will be released from all obligations thereunder.

(d)         If Investor Holdings does not complete the Proposed Sale by the end of the 180th day following the date of the effectiveness of the Notice, each selling Management Stockholder Entity may elect to be released from all obligations under the applicable Request by notifying Investor Holdings in writing of its desire to so withdraw.  Upon receipt of that withdrawal notice, the Notice of the relevant Management Stockholder Entity shall be null and void, and it will then be necessary for a separate Notice to be furnished, and the terms and provisions of paragraphs (a) and (b) of this Section 1 separately complied with, in order to consummate such Proposed Sale pursuant to this Section 1, unless the failure to complete such Proposed Sale resulted from any failure by any selling Management Stockholder Entity to comply with the terms of this Section 1.

2.              (a) The number of shares of Common Stock that the Management Stockholder Entities will be permitted to include in a Proposed Sale pursuant to a Request will be the lesser of (i) the number of shares of Common Stock that such Management Stockholder Entities have offered to sell in the Proposed Sale as set forth in the Request (which shall be based upon such Management Stockholder Entities’ Tag Along Sale Percentage) and (ii) the number of shares of

Common Stock determined by multiplying (A) the number of shares of Common Stock to be included in the Proposed Sale by (B) a fraction the numerator of which is the number of shares of Common Stock owned by the Management Stockholder Entities, plus all shares of Common Stock which the Management Stockholder Entities are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale and the denominator of which is the total number of shares of Common Stock owned by the Management Stockholder Entities and all other Persons participating in such sale as tag-along sellers pursuant to Other Management Stockholder Agreements, Other Stockholder Agreements or other agreements (all such participants, the “Tag Along Sellers”) plus all shares of Common Stock which the Management Stockholder Entities and such other Persons are then entitled to acquire under any unexercised portion of Options, to the extent such Options are then exercisable or would become exercisable as a result of the consummation of the Proposed Sale, plus all shares of Common Stock owned by Investor Holdings and all of its Affiliates.  For purposes of the foregoing, each Management Stockholder Entity shall be eligible to conditionally exercise its exercisable Options through, at the Management Stockholder Entity’s election, withholding an aggregate number of shares of Common Stock subject to such exercisable Options having a fair market value equal to the aggregate exercise price and minimum withholding for taxes due in respect of such exercise, with the completion of such exercise being subject to the completion of the Proposed Sale.

(b)         If one or more Tag Along Sellers elect not to include the maximum number of shares of Common Stock which such holders would have been permitted to include in a Proposed Sale pursuant to Section 2(a) (such non-included shares, the “Eligible Shares”), then each of Investor Holdings and the remaining Tag Along Sellers, or any of them, will have the right to sell in the Proposed Sale a number of additional shares of its Common Stock equal to its pro rata portion of the number of Eligible Shares, based on the relative number of shares of Common Stock then held by each such holder plus all shares of Common Stock which such holder is then entitled to acquire under any unexercised portion of Options, to the extent such Options are then exercisable or would become exercisable as a result of the consummation of the Proposed Sale; provided that such additional shares of Common Stock which any such holder or holders propose to sell shall not be included in any calculation made pursuant to Section 2(a) for the purpose of determining the number of shares of Common Stock which the Management Stockholder Entities will be permitted to include in a Proposed Sale.  Investor Holdings will have the right to sell in the Proposed Sale additional shares of Common Stock owned by it equal to the number, if any, of remaining Eligible Shares which will not be included in the Proposed Sale pursuant to the foregoing.

3.              Except as may otherwise be provided herein, shares of Common Stock subject to a Request will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock which Investor Holdings proposes to sell in the Proposed Sale.  Such terms and conditions shall include, without limitation: the sale price; the payment of fees, commissions and expenses; the provision of, and customary representations and warranties as to, information reasonably requested by Investor Holdings covering matters regarding the Management Stockholder Entities’ ownership of shares; and the provision of requisite indemnification on a several but not joint basis; provided that any indemnification provided by the Management Stockholder Entities shall be pro rata in proportion with the number of shares of Common Stock to be sold; provided, further, that no Management Stockholder Entity shall be required to indemnify any Person for an amount, in the aggregate, in excess of the gross proceeds received by such Management Stockholder Entity in such Proposed Sale.  Notwithstanding anything to the contrary in the foregoing, if the consideration payable for shares of Common Stock is securities and the acquisition of such securities by a Management Stockholder Entity would reasonably be expected to be prohibited under applicable U.S., foreign, or state securities laws, such Management Stockholder Entity shall be entitled to receive an amount in cash equal to the value of any such securities such Management Stockholder Entity would otherwise be entitled to receive.

4.              Upon delivering a Request, the Management Stockholder Entities will, if requested by Investor Holdings, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to Investor Holdings with respect to the shares of Common Stock which are to be sold by the Management Stockholder Entities pursuant hereto (a “Custody Agreement and Power of Attorney”).  The Custody Agreement and Power of Attorney will contain customary provisions and will provide, among other things, that the Management Stockholder Entities will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates (if such shares are certificated) representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as the Management Stockholder Entities’ agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on such Persons’ behalf with respect to the matters specified therein (including without any limitation to make any entry in any books of the Company if such shares of Common Stock are in registered form).

5.              The Management Stockholder Entities’ right pursuant hereto to participate in a Proposed Sale shall be contingent on such Persons’ material compliance with each of the provisions hereof and such Persons’ respective willingness to execute such documents in connection therewith as may be reasonably requested by Investor Holdings.

6.              Notwithstanding any terms to the contrary in this Agreement, only full shares of Common Stock are transferable under this Agreement.  In case a number of shares of Common Stock as determined pursuant to the terms of this Agreement contains a fraction of a share of Common Stock, such number shall be reduced to the nearest number of full shares of Common Stock.

7.              If the consideration to be paid in exchange for shares of Common Stock in a Proposed Sale pursuant to Section 1 includes any securities, and the receipt thereof by a Management Stockholder Entity would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (b) the provision to any selling Management Stockholder Entity of any information regarding the Company, its subsidiaries, such securities, or the issuer thereof that would not be required to be delivered in an offering solely to a limited number of “accredited investors” under Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder, such Management Shareholder Entity shall not, subject to the following sentence, have the right to sell shares of Common Stock in such proposed sale.  In such event, Investor Holdings shall have the right to cause to be paid to such selling Management Shareholder Entity in lieu thereof, against surrender of the shares of Common Stock which would have otherwise been sold by such selling Management Shareholder Entity to the prospective buyer in the Proposed Sale, an amount in cash equal to the value of any such securities such Management Stockholder Entity would otherwise be entitled to receive.

8.              (a) If Investor Holdings or any of its Affiliates (including Parent) that owns shares of Common Stock proposes to transfer, directly or indirectly, a number of shares of Common Stock the sale of which would result in a Change in Control, taking into account all interests being dragged hereunder and under any other agreement containing similar rights (such Person or Persons to whom such shares would be transferred, the “Drag-Along Purchaser”), then if requested by Investor Holdings, the Management Stockholder Entities shall be required to sell a number of shares of Common Stock equal to the aggregate number of shares of Common Stock held by such Persons (including shares of Common Stock underlying exercisable Options) multiplied by the Tag Along Sale Percentage (such transaction, a “Drag Transaction”).

(b)         Shares of Common Stock held by the Management Stockholder included in a Drag Transaction will be included in any agreements with the Drag-Along Purchaser relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock which Investor Holdings or any of its Affiliates propose to sell in the Drag Transaction.  Such terms and conditions shall include: (i) the pro rata reduction of the number of shares of Common Stock to be sold by Investor Holdings and the Management Stockholder Entities to be included in the Drag Transaction if required by the Drag-Along Purchaser, (ii) the sale price, (iii) the payment of fees, commissions, and expenses, (iv) the provision of, and representation and warranty as to, information reasonably requested by Investor Holdings covering matters regarding the Management Stockholder Entities’ ownership of shares, and (v) the provision of requisite indemnification on a several but not joint basis; provided that any indemnification provided by the Management Stockholder Entities shall be pro rata in proportion with the total number of shares of Common Stock to be sold by all sellers; provided, further, that no Management Stockholder Entity shall be required to indemnify any Person for an amount, in the aggregate, in excess of the gross proceeds received by such Management Stockholder Entity in such Proposed Sale.

(c)          Your pro rata share of any indemnity amount to be paid by you and the other Company stockholders pursuant to Paragraph 3 or 8(b) shall be based upon the number of shares of Common Stock intended to be transferred by the Management Stockholder Entities plus the number of shares of Common Stock you would have the right to acquire under any unexercised portion of an Option which is then vested or would become vested as a result of the Proposed Sale or Drag Transaction, assuming that you received a payment in respect of such Option.

(d)         Notwithstanding anything to the contrary in the foregoing, if the consideration payable for shares of Common Stock is securities and the acquisition of such securities by a Management Stockholder Entity would reasonably be expected to be prohibited under applicable U.S., foreign, or state securities laws, such Person shall be entitled to receive an amount in cash equal to the value of any such securities such Person would otherwise be entitled to receive.

(e)          Notwithstanding anything to the contrary herein, in the event the Sponsor and/or the limited partners of Parent propose to sell limited partnership units in Parent that would result in a Change in Control of the Company, you agree that appropriate provisions shall be made (and you shall take any reasonable actions required in connection therewith) in order to permit, if contemplated by the purchaser, the purchase of your shares of Common Stock on a pro rata basis similar to the terms provided herein for a sale by Investor Holdings of Common Stock.

9.              The obligations of Investor Holdings hereunder shall extend only to you and your transferees (“Permitted Transferees”) who (a) are Other Management Stockholders, (b) are party to a Management Stockholder’s Agreement with the Company, and (c) have acquired Common Stock in a Permitted Transfer, and none of the Management Stockholder Entities’ successors or assigns, with the exception of any Permitted Transferee and only with respect to the Common Stock acquired by such Permitted Transferee pursuant to a Permitted Transfer, shall have any rights pursuant hereto.

10.       This Agreement shall terminate and be of no further force and effect on the occurrence of the earlier of (a) the consummation of an Initial Public Offering and (b) a Change in Control.

11.       All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to such party’s address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

If to Investor Holdings or the Company, at the following addresses:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th St., Suite 4200

New York, New York 10019

Attention:  David Sorkin, Esq.

Facsimile:  (212) 750-0003

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Sean Rodgers, Esq.

Facsimile:  (212) 455-2502

If to you, at the address set forth on the corresponding signature page hereto;

If to your Management Stockholder’s Estate or Management Stockholder’s Trust, to the address provided to the Company by such entity.

12.       The laws of the State of New York shall govern the interpretation, validity, and performance of the terms of this Agreement.  In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively, and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator.  Such arbitration process shall take place in New York, New York.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.  Each party hereto hereby irrevocably waives any right that it may have had to bring an action in any court, domestic or foreign, or before any similar domestic or foreign authority with respect to this Agreement.

13.       This Agreement may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

14.       It is the understanding of the undersigned that you are aware that no Proposed Sale is contemplated and that such a sale may never occur.

15.       This Agreement may be amended by Investor Holdings at any time upon notice to you thereof; provided that any amendment (a) that materially disadvantages you shall not be effective unless and until you have consented thereto in writing and (b) that disadvantages you in more than a de minimis way but less than a material way shall require the consent of the Compensation Committee of the Board (or, if no such committee is appointed, the Board), and you hereby expressly agree to be bound by any such amendment.

[Signatures on following pages]

If the foregoing accurately sets forth our agreement, please acknowledge your acceptance thereof in the space provided below for that purpose.

Very truly yours,

KKR PRA INVESTORS L.P.

By: KKR PRA Investors GP LLC

By:
/s/ Ali J. Satvat
Name:	Ali J. Satvat
Title:	Vice President

[Signature page to Sale Participation Agreement]

OMNIBUS SIGNATURE PAGE TO MANAGEMENT INVESTMENT AGREEMENTS

Capitalized terms used herein shall have the meaning set forth in that certain Option Rollover Agreement, dated as of September 23, 2013, by and between the “Management Stockholder” identified below and Pinnacle Holdco Parent, Inc. (the “Option Rollover Agreement”).

IN WITNESS WHEREOF, I hereby agree to be a party to each of the following agreements as a “Management Stockholder” as of the date of such agreements:

1.                                      Option Rollover Agreement

2.                                      Management Stockholder’s Agreement

3.                                      Sale Participation Agreement

MANAGEMENT STOCKHOLDER:

Signature:

Dated: September , 2013

ADDRESS:

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, Pinnacle Holdco Parent, Inc. hereby acknowledges the Management Stockholder’s execution of the management investment agreements referenced above and agrees to be bound by the terms thereof, and accordingly confirms that the number of shares of Common Stock subject to the Management Stockholder’s Rollover Options granted pursuant to the Option Rollover Agreement shall be:                           .

[Signature on next page]

OMNIBUS SIGNATURE PAGE TO MANAGEMENT INVESTMENT AGREEMENTS

IN WITNESS WHEREOF, I hereby agree to be a party to each of the following agreements as a “Management Stockholder” as of the date of such agreements:

1.                                      Share Exchange Agreement

2.                                      Management Stockholder’s Agreement

3.                                      Sale Participation Agreement

MANAGEMENT STOCKHOLDER:

Signature:

Dated: September , 2013

ADDRESS: